Adeona Executes Manufacturing and Supply Agreement with TG United for reaZinTM

— Contract Provides Commercial-Scale Manufacturing Capabilities of Company’s Zinc-Based Product
Candidate for the Dietary Management of Alzheimer’s Disease and Mild Cognitive Impairment —

For Immediate Release

Ann Arbor, MI, April 20, 2011 – Adeona Pharmaceuticals, Inc. (NYSE Amex: AEN - News), a developer of innovative medicines for serious central nervous system diseases, announced today that it has executed an agreement with TG United, Inc. of Brooksville, Florida, to provide commercial-scale manufacturing capabilities for reaZin. Adeona is developing reaZin, its product candidate for the dietary management of Alzheimer's disease and mild cognitive impairment, as a prescription medical food.

Top-line results from Adeona’s clinical study evaluating reaZin for the dietary management of Alzheimer’s disease and mild cognitive impairment were presented last week at the 63rd Annual Meeting of the American Academy of Neurology. In the patients administered reaZin, the primary outcome of increasing serum zinc and decreasing serum free copper was effectively demonstrated. In addition, the average cognitive function of the placebo group declined over 6 months in comparison to patients managed with reaZin. The cognitive function trends favoring the patients administered reaZin were observed in all three standardized cognitive tests and suggest that reaZin may provide an important dietary benefit to Alzheimer’s disease patients.

“Executing this agreement for the manufacturing of our product candidate, reaZin, is an important step for commercialization,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer. “With the recent news that revised guidelines for diagnosing Alzheimer’s disease could double the population size, we are excited that reaZin may be of benefit to this growing population, particularly in the earlier stages.”

About Medical Foods

A medical food1 is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.

In general, to be considered a medical food, a product must, at a minimum, meet the following criteria (according to the Food & Drug Administration (FDA) and the U.S. Congress, as part of the Orphan Drug Act):
•	The product must be a food for oral or tube feeding
•	The product must be labeled for the dietary management of a specific medical disorder, disease, or condition for which there are distinctive nutritional requirements
•	The product must be intended to be used under medical supervision
•	Ingredients of the product must have GRAS (Generally Recognized As Safe) status or be FDA-approved as food additives
•	The product must comply with FDA regulations that pertain to labeling, product claims, and manufacturing

Adeona is developing reaZin, its product candidate for the dietary management of Alzheimer's disease and mild cognitive impairment, as a prescription medical food.

Reference:
1 Guidance for Industry: Frequently Asked Questions About Medical Foods. U.S. Food & Drug Administration website. http://www.fda.gov/Food/GuidanceComplianceRegulatoryInformation/GuidanceDocuments/MedicalFoods/ucm054048.htm. May 1997; Revised May 2007; Accessed April 2011.

About reaZin

reaZin, formerly named Zinthionein, is a proprietary, gastroretentive, sustained release, once-daily oral tablet formulated from zinc (150 mg) and cysteine (100 mg), an amino acid with potent anti-oxidant properties. reaZin was developed by Adeona to achieve the following: 1) the convenience of a once-daily dose, 2) high oral bioavailability (the quantity or fraction of the ingested dose that is absorbed by the body) and 3) the ability to minimize gastrointestinal side effects of oral zinc therapy.

About Adeona Pharmaceuticals, Inc.

Adeona is a pharmaceutical company developing innovative medicines for the treatment of serious central nervous system diseases. The Company’s strategy is to license product candidates that have demonstrated a certain level of clinical efficacy and develop them to a stage that results in a significant commercial collaboration. Currently, Adeona is developing, or has partnered the development of, the following product candidates: a prescription medical food for Alzheimer’s disease, and drugs for multiple sclerosis, fibromyalgia and age-related macular degeneration. For more information, please visit Adeona’s website at www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "could," "potential," “positions,” "continue," "expects," "anticipates," "intends," "plans," "believe," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the use of zinc as a potential dietary management for cognitive deficits in Alzheimer’s patients, the size of the Alzheimer’s population  and our intent to further commercialize development of reaZin as a prescription  medical food. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, our failure to successfully commercialize reaZin for the management of Alzheimer’s disease, the failure of reaZin to be accepted for dietary management of Alzheimer’s disease,  failure of future clinical trials studying  reaZin to have favorable results, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2010 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

James S. Kuo, M.D., M.B.A.
Chief Executive Officer
(734) 332-7800

###